[PTEC REPORT GRAPHIC]

                              Report Prepared for:
                        Safe Transportation Systems Inc.
                        Suite 400, 409 Granville Street,
                          Vancouver, British Columbia,
                                 Canada, V6C 1T2

                             Testing Conducted At:
                        Pacific Traffic Education Centre
                            Delta, British Columbia,
                                     Canada

                             Testing Supervised By:
                                 Norman Coridor
                             Road Safety Specialist
                     Phase I: September 17, 18 and 21, 1999
                     Phase II: October 20 and 24, 1999

                        Report Prepared October 28, 1999

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                        PACIFIC TRAFFIC EDUCATION CENTRE

                                 Test Objectives

1. Evaluate the effectiveness of the System for limiting the articulation angle and preventing the tractortrailer from losing control, jackknifing or rolling over, particularly under conditions of high velocity.

2. Evaluate the System for possible harmful side effects.

                                  Test Results

3. This System prevented loss of control, jackknifing and or rollover of the tractor-trailer in all the permutations of the test matrix.

4. This System enhances the driver's ability to maintain steering control by limiting articulation angle during the jackknifing incident.

5. The restriction of the articulation angle by this System does not interfere with normal highway operations such as passing maneuvers or obstacle avoidance.

6. The buffering effect on the lateral movement of the engaging arm of this System limits angular rebound and prevents sharp impacts that could damage the device, fifth wheel or pivot pin.

7. This System caused no apparent harmful side effects to driver or vehicle.

                                 Recommendations

1. Employment of this System should not be used to justify the acceptance of driving procedures or road conditions that increase the risk of Jackknifing.

2. Further testing should be initiated to evaluate reduced stopping distances using this System.

3. The proper engagement of this System and the operation of the signal lights and audio warning should be part of the regular safety inspection of each rig equipped with this System.

4. After any serious incident, this System, the fifth wheel, the pivot pin and the steering axle wheels should be inspected for damage from the large forces generated by restricting the angle of articulation.

5. Further testing will be required for double and triple trailer applications.

6. Further testing will be required for off road and some military applications where greater twisting forces are encountered at the fifth wheel.

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The System consists of a high tensile steel engaging arm, (attached to the underside of the trailer behind the pivot pin), that is inserted between the tapered legs of the fifth wheel. When activated the arm engages the side of the leg of the fifth wheel to limit the articulation angle in either direction. The Systems effect allows the driver to apply full braking without the fear of loosing control, rollover of jackknifing.

The System is totally driver controlled and is engaged or disengaged by a control switch in the cab of the tractor. The engaging arm is inserted and retracted from the operating position by a pneumatic actuating motor rotating the arm 90 degrees.

The System is controlled by the driver from a switch in the cab of the tractor. A green light indicates the System is not engaged and the driver can maneuver the trailer at greater degrees of articulation, such as may be required for parking a trailer etc. A red light indicates the System is engaged and the tractortrailer is protected or stopped from jackknifing. If the System is engaged and the driver wishes to maneuver the trailer beyond the limited articulation angle allowed by the System, he will be warned the System is engaged by the red light flashing. If he does not disengage he will be further warned by a loud audio alarm.

                                  Test Surfaces

The weather for Phase I was warm and sunny with temperatures in excess of 25 degrees celsius. Dry tests were performed on dry warm pavement.

The weather for Phase II was warm and sunny with temperatures in the 16 degrees celsius range. Dry tests were performed on dry warm pavement.

The surface used for the wet test was an asphalt skid pad thoroughly watered down and with drillers mud applied on top of the water producing a low wet skid number similar to real life signs "Slippery When Wet".

The wet tests we conducted both in line and with the rig entering the skid area from a counter clockwise angle. The brakes were applied while the driver held the steering angle. He took no other action to increase or relieve the jackknifing effect.

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                                 Test Narrative

The   test   rig,   truck   (tractor   -  1982   International   51900,   Serial
2HTAA1957CCA16429), trailer (1996 Great Dane 48-foot tandem axle flatbed, Serial 48F099) was delivered to the PTEC test facility with the System installed.

PTEC staff safety inspected the tractor-trailer and System before beginning the test matrix. Addition safety measures instituted for the maximum GVW ballasted tests were;

        o  Ballast brackets welded to the trailer
        o  Forward bulkhead mounted on the trailer
        o  Headache rack mounted on the tractor
        o  Anti-jackknife cables mounted on the tractor and trailer

Note;  The Anti  jackknife  cables were  mounted to permit a 30 degree  angle of
articulation   to   allow full   testing  of  the  STS   Accident   Control  and
Anti-Jackknife System.

All tests we conducted at PTEC's vehicle dynamics test facility in Delta, British Columbia. The PTEC Supervising Manager was Norman Coridor, assisted by Driving Trainer Specialist Grant Kinney.

Project Manager was Dick Craig, Project Engineer was Patrick Riebalkin, Electrical and Technical Manager was Kevin Kerr and Facilities Coordinator was Ian Patton. The photographer was Mark Rohmann.

Friday, September 17th was dedicated to slalom and obstacle avoidance tests.

Saturday, September 18th was dedicated to slalom and in line stopping tests.

On Tuesday, September 21st the entire test matrix was successfully completed.

In the afternoon of September 21st, with the System disengaged and while running at low speed, on the wet skid pad surface to set up for the cameras, the driver braked normally and the tractor-trailer jackknifed causing damage to the cab tractor and bending the landing gear crank handle on the trailer. Neither the driver nor passenger was injured.

The driver went on to complete all the remaining components of the test matrix successfully. This system should give drivers the confidence to apply full braking and steering capabilities in emergency stopping situations.

  On October 20th and 24th, the entire test matrix was completed successfully with the rig ballasted to maximum GVW.

  Norman Coridor,
  Road Safety Specialist,
  Pacific Traffic Education Centre

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                                 The Test Matrix

Phase I:
--------

Tests were run with the rig at curb weight, all brakes active and the Accident Control

Test 1: The test rig maneuvered a slalom course simulating a single lane change across two lanes at 15, 30, 45 MPH on dry pavement.

Test 2: The test rig maneuvered a slalom course simulating a double lane change across three lanes at 15, 30, 45 MPH on dry pavement.

Test 3: The test rig performed in line stopping at 15, 30 an 45 MPH on dry pavement.

Test 4: The test rig performed in line stopping at 15, 30 an 45 MPH on the wet pavement.

Test 5: The test rig performed angle or "j-line" entry stopping, entering the wet skid surface area from the north at a counter clockwise angle at 15, 30 and 45 MPH.

Phase lI
--------

Tests were run with the rig ballasted (45,000 LB) to GVW, all brakes active and the Accident Control System engaged.

Test 1: The test rig maneuvered a slalom course simulating a single lane change across two lanes at 15, 30, 45 MPH on dry pavement.

Test 2: The test rig maneuvered a slalom course simulating a double lane change across three lanes at 15, 30, 45 MPH on dry pavement.

Test 3: The test rig performed in line stopping at 15, 30 and 45 MPH on dry pavement.

Test 4: The test rig performed in line stopping at 15, 30 and 45 MPH on the wet pavement.

Test 5: The test rig performed angle or "j-line" entry stopping, entering the wet skid surface area from the north at a counter clockwise angle at 15, 30 and 45 MPH.

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                        PACIFIC TRAFFIC EDUCATION CENTER

                      The Pacific Traffic Education Centre

'`
                The Pacific Traffic Education Centre is a joint venture of the Justice Institute and Insurance Corporation of British Columbia, Canada. Launched in 1988, PTEC was established to reduce the number and severity of traffic accidents in B.C. It plays a leading role in traffic related training and education by using advanced training technology, matched by a fresh approach and philosophy aimed at tangibly transforming driving behaviour. It aims to train drivers to operate motor vehicles in an expert manner under all driving conditions. The following are some examples of the kind of training and expertise offered by the Centre:

                         o     Advanced Driver Training
                         o     Emergency Vehicle Operation
                         o     Accident Investigation

                 Traffic Research and Traffic Safety:

   PTEC has the facilities and expertise to meet the research needs of professionals and agencies in the areas of driver training, accident investigation, and traffic safety. It works in conjunction with Innovative ~ Vehicle Testing (IVT) in conducting vehicle safety and performance tests, including barrier crashes at our Boundary Bay facility. PTEC also promotes traffic safety through its affiliation with organizations such as the Institute of Police Technology & Management (University of North Florida), The British Columbia Safety Council, University of British Columbia Accident Research Team, Federal and Provincial Crown Corporations and private industry. The PTEC course is available on a contract basis to companies and various organizations.

                 Al Lund
                 Director

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                                 The Test Matrix

Phase I:
--------

Tests were run with the rig at curb weight, all brakes active and the Accident Control System engaged.

Test 1: The test rig maneuvered a slalom course simulating a single lane change across two lanes at 15, 30, 45 MPH on dry pavement.

Test 2: The test rig maneuvered a slalom course simulating a double lane change across three lanes at 15, 30, 45 MPH on dry pavement.

Test 3: The test rig performed in line stopping at 15, 30 and 45 MPH on dry pavement.

Test 4: The test rig performed in line stopping at 15, 30 and 45 MPH on the wet pavement.

Test 5: The test rig performed angle or " j-line" entry stopping, entering the wet skid surface area from the north at a counter clockwise angle at 15, 30 and 45 MPH.

Phase II
--------

Tests were run with the rig ballasted (45,000 LB) to GVW, all brakes active and the Accident Control System engaged.

Test 1: The test rig maneuvered a slalom course simulating a single lane change across two lanes at 15, 30, 45 MPH on dry pavement.

Test 2: The test rig maneuvered a slalom course simulating a double lane change across three lanes at 15, 30, 45 MPH on dry pavement.

Test 3: The test rig performed in line stopping at 15, 30 an 45 MPH on dry pavement.

Test 4: The test rig performed in line stopping at 15, 30 an 45 MPH on the wet pavement.

Test 5: the north at a counter clockwise angle at 15, 30 and 45 MPH.